                                                       EXHIBIT 11
                                                      PAGE 1 OF 2

                       OLD NATIONAL BANCORP
          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                ($ IN THOUSANDS EXCEPT PER SHARE)



                               Three Months Ended         Six Months Ended
                                  June 30, 1995            June 30, 1995
                              Primary     Fully Diluted  Primary   Fully Diluted


Net Income   . . .             $12,358     $12,358        $24,314     $24,314


Interest expense foregone on
assumed conversion of 8%
convertible subordinated
debentures, net of tax . .         --          381          --            762
                                ------     -------         ------      ------

Adjusted net income. . . .     $12,358     $12,739        $24,314     $25,076


Weighted average common
shares outstanding  . . .   22,967,652   22,967,652    23,078,156  23,078,156


Additional shares outstanding
upon assumed conversion of 8%
convertible subordinated
debentures  . . .                         1,341,199                 1,341,199


Additional shares outstanding
upon assumed exercise of stock
options                         62,056       62,056        62,056      62,056
                            ----------   ----------    ----------   ---------

Adjusted weighted average
shares outstanding  . . .   23,029,708   24,370,907     23,140,212 24,481,411
                            ----------   ----------     ---------- ----------

Earnings per share .        $      .54  $       .52      $    1.05 $     1.02
                             =========   ==========       ========  =========

                                                       EXHIBIT 11
                                                      PAGE 2 OF 2

                       OLD NATIONAL BANCORP
          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                ($ IN THOUSANDS EXCEPT PER SHARE)



                               Three Months Ended       Six Months Ended
                                  June 30, 1994           June 30, 1994
                           Primary  Fully Diluted      Primary   Fully Diluted


Net Income. . .             $12,061     $12,061        $23,634        $23,634


Interest expense foregone on
assumed conversion of 8%
convertible subordinated
debentures, net of tax . .      --          481             --            961
                            -------    --------        -------         ------

Adjusted net income. . .    $12,061     $12,542        $23,634        $24,595


Weighted average common
shares outstanding. . .  23,553,414  23,553,414     23,608,474     23,608,474


Additional shares outstanding
upon assumed conversion of 8%
convertible subordinated
debentures. . .                       1,691,624                     1,691,624


Additional shares outstanding
upon assumed exercise of stock
options. . . . . . . . . .  62,159       62,159         62,159         62,159
                          --------   ----------     ----------      ---------


Adjusted weighted average
shares outstanding. . . 23,615,573   25,307,197     23,670,633     25,362,257
                        ----------   ----------     ----------     ----------

Earnings per share .     $     .51  $       .50     $     1.00     $      .97
                          ========   ==========      =========      =========

                                          17